Exhibit 2(i) under Form N1-A
                                             Exhibit 3(b) under Item 601/Reg.S-K

                          The Wachovia Municipal Funds
                    (formerly: The Biltmore Municipal Funds)

                           Amendment #1 to the By-Laws
                             effective March 4, 1998


                                   Article VI
                                     Shares

                             Section 1. Certificates

Please delete the first two sentences of this Section, and replace them with the following:

     "The Trust may, in its discretion, issue a share certificate or certificates to a shareholder, certifying the number and kind of full shares owned by such shareholder. If issued, all certificates for shares shall be signed by the Chairman, President or any Vice President and by the Treasurer or Secretary or any Assistant Treasurer or Secretary. The signatures may be either manual or facsimile signatures."